Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AB Active ETFs, Inc. of our report dated November 26, 2025 relating to the financial statements and financial highlights of the Emerging Markets Portfolio (a series of Sanford C. Bernstein Fund, Inc.), which appears in Sanford C. Bernstein Fund, Inc.’s Certified Shareholder Report on Form N-CSR for the year ended September 30, 2025. We also consent to the references to us under the headings “Financial Statements and Report of Independent Registered Public Accounting Firm”, “Independent Registered Public Accounting Firms” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
New York, New York
January 23, 2026